Exhibit 99.1

Moleculin Announces Appointment of Joy Yan, M.D., Ph.D. to Board of Directors

- Biopharma executive and oncology physician-scientist with extensive experience in early and late clinical development with successful track record leading development of multiple oncology products from strategic planning through global submissions and approvals

HOUSTON, March 1, 2022 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors and viruses, today announced the appointment of Joy Yan, M.D., Ph.D. to its Board of Directors.

“We are incredibly pleased to welcome Dr. Yan to our Board of Directors. Her leadership and expertise in building, executing, and advancing clinical programs with major players in the pharma industry will be a valuable perspective as we work to progress our portfolio of drug candidates,” added Walter Klemp, Chairman and CEO of Moleculin Biotech.

Dr. Yan added, “I am excited to join the Moleculin Board of Directors and provide guidance to help position the Company for continued growth. This committed management team has made great accomplishments. I believe that Moleculin’s pipeline and science will propel the Company to its next development phase and build value for stakeholders.”

Joy Yan, M.D., Ph.D., currently serves as an Independent Board Director at Checkmate Pharmaceutials. She is also a member of the Scientific Advisory Board at Ambrx, after her role as the Chief Medical Officer, where she led the pipeline strategy and quickly advanced the development programs. She also assisted on the cross-over financing and IPO. Previously at Bristol Myers Squibb,  she led the successful development of multiple oncology products from strategic planning through global submissions and approvals, including BMS’ first FDA Pilot Programs (RTOR, Project ORBIS, AAid) for nivolumab and ipilimumab. She also has broad clinical development experience from her roles with Janssen and Bayer, where she led Phase 1, 2 and 3 studies exploring a variety of MOAs and evaluated NMEs (daratumumab, radium-223, anti-IL3R, Bi-specifics, ADCs, TKIs) across multiple tumor types.

Dr. Yan completed her Ph.D. in Biochemistry & Molecular Biology at Johns Hopkins University. She received her M.D. from China Medical University and completed her residency and clinical fellowship at University of Washington.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of drug candidates for the treatment of highly resistant tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com